Exhibit 99.1

IDT Corporation Reports Third Quarter Fiscal 2016 Results

NEWARK, NJ — June 2, 2016: IDT Corporation (NYSE: IDT) reported diluted earnings per share (EPS) of $0.19 and Non-GAAP diluted EPS* of $0.38 on revenue of $355.2 million for the third quarter of its fiscal year 2016, the three months ended April 30, 2016.

3Q16 HIGHLIGHTS

(Results for 3Q16 are compared to 3Q15)

●	IDT completed the spin-off of its majority interest in Zedge to IDT shareholders on June 1, 2016. Zedge now trades on the NYSE MKT under the ticker symbol “ZDGE”;

●	Consolidated revenue decreased to $355.2 million from $383.9 million;

●	Adjusted EBITDA* decreased to $10.3 million from $13.6 million;

●	Income from operations increased to $5.7 million from $2.5 million. In 3Q15, IDT recorded severance expense of $6.2 million;

●	Diluted EPS increased to $0.19 from $0.02;

●	Non-GAAP diluted EPS* decreased to $0.38 from $0.43.

Management Remarks

IDT’s Chief Executive Officer Shmuel Jonas said, “Yesterday, IDT spun off to our stockholders our interest in Zedge as an independent public company. The hugely popular and fast growing Zedge app for mobile device personalization began trading the regular way on the NYSE MKT today.

“I want to congratulate the entire Zedge team, and particularly Tom Arnoy and Jonathan Reich, and wish them good luck and much success as an independent company. We believe Zedge has tremendous potential and the right team to fully realize it.

“IDT delivered solid bottom line results this quarter. The sequential revenue decrease – primarily from our wholesale carrier business – was disappointing but had a muted impact on our bottom line. That’s largely because the revenue we lost was very low margin, and because we continue to manage our overhead spending even as we invest more heavily in our growth initiatives.”

3Q16 CONSOLIDATED RESULTS

$ in millions, except EPS	3Q16	3Q15	2Q16	3Q16-3Q15 Change (%/$)
Revenue	$355.2	$383.9	$382.5	(7.5)%
Direct cost	$293.2	$316.5	$319.7	(7.4)%
Direct cost as a percentage of revenue	82.6%	82.4%	83.6%	+20 BP
SG&A expense	$51.6	$53.8	$51.1	(4.1)%
Depreciation and amortization	$5.5	$4.6	$5.0	+19.5%
Severance	$0.2	$6.2	-	$(6.0)
Adjusted EBITDA*	$10.3	$13.6	$11.7	(24.1)%
Income from operations	$5.7	$2.5	$6.4	+$3.2
Net income attributable to IDT	$4.2	$0.6	$4.1	+$3.6
Diluted EPS	$0.19	$0.02	$0.18	+$0.17
Non-GAAP net income*	$8.6	$10.1	$9.0	$(1.5)
Non-GAAP diluted EPS*	$0.38	$0.43	$0.39	$(0.05)
Net cash provided by operating activities	$10.7	$6.8	$11.2	$3.9

*Throughout this release, Adjusted EBITDA, Non-GAAP net income and Non-GAAP diluted EPS for all periods presented are non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliation to the most directly comparable GAAP measure.

3Q16 OPERATING RESULTS BY SEGMENT

(Results are for 3Q16 and comparisons are to 3Q15 unless otherwise noted)

TPS

IDT’s Telecom Platform Services (TPS) segment accounted for 98.7% of IDT’s revenue in 3Q16 compared to 98.8% in 3Q15 and 98.5% in the prior quarter. TPS markets and distributes multiple communications and payment services across four broad business verticals: Retail Communications, Wholesale Carrier Services, Payment Services and Hosted Platform Solutions.

TPS’ quarterly minutes of use totaled 6.97 billion compared to 7.15 billion (-2.5%) in 3Q15 and 7.03 billion (-0.8%) in 2Q16. The year-over-year decrease primarily reflects a decline in Retail Communications minutes, led primarily by the decline in Boss Revolution voice traffic over the US-to-Mexico corridor. Adjusting for the lower number of days in our fiscal Q3 as compared to our fiscal Q2, TPS minutes of use, including Boss Revolution voice traffic, actually increased by 1.4%.

TPS’ revenue was $350.4 million compared to $379.1 million (-7.6%) in the year ago quarter and $376.7 million (-7.0%) in the prior quarter. The year over year decrease is the result of declines in revenue within the Retail Communications and Wholesale Carrier Services verticals. The sequential decrease was generated predominantly by a decline in Wholesale Carrier Services’ revenues.

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TPS Revenue by Business Vertical ($ in millions)	3Q16	3Q15	2Q16	3Q16 -3Q15 % Change in Revenue	3Q16-3Q15 % Change in Minutes of Use	3Q16 Revenue as a % of all TPS Revenue
Retail Communications	$164.5	$183.0	$168.6	(10.1)%	(11.5)%	46.9%
Wholesale Carrier Services	$123.3	$134.9	$147.2	(8.6)%	2.6%	35.2%
Payment Services	$55.0	$51.6	$53.3	+6.5%	na	15.7%
Hosted Platform Solutions	$7.6	$9.5	$7.6	(20.1)%	(16.0)%	2.2%
Total TPS	$350.4	$379.1	$376.7	(7.6)%	(2.5)%	100.0%

●	Retail Communications – Revenue decreased 10.1% year over year, driven primarily by lower sales of traditional prepaid cards in the US and overseas. Sales of IDT’s flagship Boss Revolution international calling service, which is the dominant offering in the Retail Communications vertical, declined 4.5% year over year. The year over year revenue decline at Boss Revolution primarily reflects the impact of a move toward deregulation of Mexico’s telecommunications markets. As discussed in prior quarters, deregulation led to a dramatic reduction in the cost of terminating calls from the US to Mexico— formerly Boss Revolution’s largest calling corridor. Exclusive of the US to Mexico route, revenue generated by Boss Revolution’s international calling service increased in 3Q16 by approximately 1% compared to the year ago quarter. On a per-day basis, Retail Communications revenue decreased 0.3% compared to 2Q16. Sales of the Boss Revolution calling service increased 1.1% on a per-day basis but the increase did not fully offset the continued decline in sales of traditional prepaid card products.

●	Wholesale Carrier Services – Revenue decreased 8.6% year over year on a traffic mix-shift to lower revenue per minute corridors that more than offset a 2.6% increase in minutes of use. Sequentially, revenue decreased 16.3% reflecting the loss of several high volume, but very low margin, customers.

●	Payment Services – Revenue increased 6.5% year over year on continued increases in sales of airtime top-up services supplemented by the expansion of IDT’s early stage international money transfer business.

●	Hosted Platform Solutions - Revenue decreased by 20.1% year over year, in-line with expectations and reflective of reductions in rates and subscribers for telephony services provided by IDT to its cable operator customers.

TPS’ direct cost of revenue as a percentage of TPS’ revenue was 83.4% in 3Q16, an increase of 30 basis points year over year, and a decrease of 120 basis points sequentially, in both cases mostly due to changes in the revenue mix between sales of higher margin Retail Communications revenues as compared to relatively lower margin Wholesale Carrier Services revenues.

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TPS’ SG&A expense decreased to $46.7 million from $48.6 million (-3.9%) in 3Q15 and from $46.8 million (-0.1%) in 2Q16. The year over year decrease primarily reflects reduced employee compensation costs, after headcount reductions implemented in fiscal 2015, lower marketing and advertising expense, and a reduction in legal fees.

TPS’ Adjusted EBITDA decreased to $11.5 million from $15.3 million (-24.8%) in 3Q15 and increased from $11.3 million (+1.8%) in 2Q16. The year over year decrease was mostly due to the decrease in revenues and increase in direct cost as a percentage of revenue, partially offset by the reduction in SG&A expense.

TPS’ depreciation and amortization expense was $4.9 million in 3Q16, an increase from $4.1 million (+20.9%) in 3Q15 and $4.7 million (+6.1%) in 2Q16. Depreciation increased due to higher levels of capital expenditures in recent periods to support new product development, including IDT Messaging, PICUP, and the Boss Revolution Calling App.

TPS’ income from operations increased to $6.3 million from $5.6 million (+12.8%) in 3Q15 and was unchanged compared to 2Q16. Income from operations included the impact of severance expense of $0.2 million in 3Q16 and $5.6 million in 3Q15.

CPS

Consumer Phone Services (CPS) sells local and long distance services domestically in 11 states, marketed under the brand name IDT America. CPS has been in harvest mode for the last decade, maximizing revenue from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business. Results this quarter conformed to expectations.

CPS’ revenue was $1.7 million and income from operations was $351 thousand.

ALL OTHER

All Other included Zedge, one of the most popular content platforms for mobile device personalization including ringtones, wallpapers, home screen icons and game recommendations, as well as IDT’s real estate holdings and other small businesses. Zedge was spun off from IDT on June 1, 2016.

Zedge’s revenue in 3Q16 was $2.6 million, an increase from $2.2 million (+17.0%) in 3Q15 and a decrease from $3.5 million (-27.1%) in 2Q16. The year over year increase was driven by continued user growth and increased customer engagement. The sequential decrease conformed to expectation and reflected seasonal factors that increased revenue in the second quarter. Zedge generated income from operations of $239 thousand in 3Q16 compared $123 thousand in the year ago quarter, and $1.7 million in 2Q16.

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All Other’s revenue was $3.1 million in 3Q16 compared to $2.7 million (+14.1%) in 3Q15 and to $4.0 million (-23.1%) in 3Q16. Zedge and IDT’s real estate holdings generated all of All Other’s revenue in each of these periods.

All Other’s income from operations was $1.8 million in 3Q16 compared to $1.6 million in 3Q15 and unchanged compared to 2Q16. Income from operations in 3Q16 and 3Q15 included gains of $1.1 million and $1.2 million, respectively on the sale of Fabrix.

OTHER CONSOLIDATED RESULTS

Consolidated results for all periods presented include corporate overhead. In 3Q16, corporate G&A expense was $2.8 million compared to $2.9 million (-2.0%) in the year ago quarter and $2.1 million (+35.9%) in the prior quarter. The sequential increase reflected increased legal expense.

Net income attributable to IDT increased to $4.2 million from $565 thousand in the year ago quarter and $4.1 million in the prior quarter. The year over year improvement was due primarily to severance expense of $6.2 million in the year ago quarter and the reduction in SG&A expense.

At April 30, 2016, IDT had $147.8 million in unrestricted cash, cash equivalents and marketable securities. Additionally, at that date, IDT reported $99.8 million in current restricted cash and cash equivalents, nearly all of which represents customer deposits held by IDT’s Gibraltar-based bank. At quarter end, current assets totaled $336.8 million and current liabilities were $335.3 million.

Net cash provided by operating activities during 3Q16 was $10.7 million compared to $6.8 million during 3Q15 and $11.2 million in 2Q16. For the same periods, capital expenditures were $4.7 million compared to $8.9 million and $3.7 million, respectively.

DIVIDEND

IDT’s Board of Directors has declared a dividend of $0.19 per share of Class A and Class B common stock for the third quarter of its fiscal year 2016. The dividend will be paid on or about June 17, 2016 to stockholders of record as of the close of business on June 13th. The ex-dividend date will be June 9th. This distribution will be an ordinary dividend for tax purposes.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

IDT will host an earnings conference call at 5:30 PM ET today beginning with management’s discussion of results, outlook and strategy followed by Q&A with investors.

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To listen to the call and participate in the Q&A, dial toll-free 1-888-348-8417 (from U.S.) or 1-412-902-4243 (international) and request the ‘IDT Corporation call’.

A recording of the conference call can be accessed one hour after the call concludes through June 9, 2016 by dialing 1-877-870-5176 (toll free from the US) or 1-858-384-5517 (international) and providing this conference code: 10086892. The recording will also be available via streaming audio at the IDT investor relations website (www.idt.net/ir) shortly after the call concludes.

Copies of the complete earnings release - including the financial statements and reconciliation of the non-GAAP financial measures that are used herein and referenced during management’s discussion of results – were filed on a Form 8-K and are available on the investor relations portion of IDT’s website.

About IDT Corporation:

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides telecommunications and payment services to individuals and businesses primarily through its flagship Boss Revolution® and Net2Phone® brands. IDT Telecom’s wholesale business is a leading global carrier of international long distance calls. For more information on IDT, visit www.idt.net.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

invest@idt.net

(973) 438-3034

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IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

	April 30, 2016	July 31, 2015
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$101,135	$110,361
Restricted cash and cash equivalents	99,846	91,035
Marketable securities	46,637	40,287
Trade accounts receivable, net of allowance for doubtful accounts of $4,027 at April 30, 2016 and $5,645 at July 31, 2015	53,517	58,543
Receivable from sale of interest in Fabrix Systems Ltd.	4,788	8,471
Prepaid expenses	16,442	17,304
Other current assets	14,392	14,344
Total current assets	336,757	340,345
Property, plant and equipment, net	89,939	91,316
Goodwill	13,747	14,388
Other intangibles, net	958	1,277
Investments	12,327	12,344
Deferred income tax assets, net	7,984	13,324
Other assets	7,566	12,688
Total assets	$469,278	$485,682

Liabilities and equity
Current liabilities:
Trade accounts payable	$26,695	$29,140
Accrued expenses	119,845	139,272
Deferred revenue	88,570	86,302
Customer deposits	96,109	84,454
Income taxes payable	456	391
Notes payable—current portion	—	6,353
Other current liabilities	3,659	3,000
Total current liabilities	335,334	348,912
Other liabilities	2,180	1,830
Total liabilities	337,514	350,742
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at April 30, 2016 and July 31, 2015	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 25,386 and 25,276 shares issued and 21,455 and 21,755 shares outstanding at April 30, 2016 and July 31, 2015, respectively	254	253
Additional paid-in capital	406,873	403,146
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 3,931 and 3,521 shares of Class B common stock at April 30, 2016 and July 31, 2015, respectively	(115,316)	(110,543)
Accumulated other comprehensive (loss) income	(782)	771
Accumulated deficit	(160,316)	(159,829)
Total IDT Corporation stockholders’ equity	130,746	133,831
Noncontrolling interests	1,018	1,109
Total equity	131,764	134,940
Total liabilities and equity	$469,278	$485,682

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IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2016	2015	2016	2015
	(in thousands, except per share data)
Revenues	$355,154	$383,930	$1,128,186	$1,190,981
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	293,220	316,508	937,455	989,052
Selling, general and administrative (i)	51,594	53,792	155,738	168,184
Depreciation and amortization	5,518	4,617	15,543	13,462
Research and development	—	—	—	1,656
Severance	232	6,226	232	8,126
Total costs and expenses	350,564	381,143	1,108,968	1,180,480
Other operating losses	—	(1,552)	(326)	(1,552)
Gain on sale of interest in Fabrix Systems Ltd.	1,086	1,235	1,086	76,864
Income from operations	5,676	2,470	19,978	85,813
Interest income (expense), net	244	(54)	936	(184)
Other income (expense), net	120	(1,352)	(723)	937
Income before income taxes	6,040	1,064	20,191	86,566
(Provision for) benefit from income taxes	(1,339)	59	(6,250)	(2,332)
Net income	4,701	1,123	13,941	84,234
Net income attributable to noncontrolling interests	(464)	(558)	(1,445)	(1,003)
Net income attributable to IDT Corporation	$4,237	$565	$12,496	$83,231

Earnings per share attributable to IDT Corporation common stockholders:
Basic	$0.19	$0.02	$0.55	$3.64
Diluted	$0.19	$0.02	$0.55	$3.58
Weighted-average number of shares used in calculation of earnings per share:
Basic	22,635	23,034	22,790	22,867
Diluted	22,680	23,468	22,816	23,259

Dividends declared per common share	$0.19	$0.18	$0.56	$1.85

(i) Stock-based compensation included in selling, general and administrative expenses	$673	$992	$2,317	$4,012

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IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended April 30,
	2016	2015
	(in thousands)
Operating activities
Net income	$13,941	$84,234
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,543	13,462
Deferred income taxes	5,913	2,176
Provision for doubtful accounts receivable	600	90
Gain on sale of interest in Fabrix Systems Ltd.	(1,086)	(76,864)
Realized (gain) loss on marketable securities	(543)	—
Interest in the equity of investments	379	(1,655)
Stock-based compensation	2,317	4,012
Change in assets and liabilities:
Restricted cash and cash equivalents	(14,657)	(11,400)
Trade accounts receivable	1,758	8,544
Prepaid expenses, other current assets and other assets	6,450	2,604
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(14,972)	(5,287)
Customer deposits	17,028	11,169
Income taxes payable	65	(278)
Deferred revenue	3,097	(3,024)
Net cash provided by operating activities	35,833	27,783
Investing activities
Capital expenditures	(13,964)	(22,810)
Proceeds from sale of interest in Fabrix Systems Ltd., net of cash and cash equivalents sold.	4,769	36,455
Purchase of investments	(1,850)	(125)
Proceeds from sale and redemption of investments	632	71
Purchases of marketable securities	(29,800)	(35,502)
Proceeds from maturities and sales of marketable securities	24,176	16,840
Net cash used in investing activities	(16,037)	(5,071)
Financing activities
Dividends paid	(12,983)	(43,171)
Distributions to noncontrolling interests	(1,545)	(1,450)
Proceeds from exercise of stock options.	—	3,317
Repayments of revolving credit loan payable and other borrowings	(6,353)	(13,201)
Repurchases of Class B common stock	(4,773)	(703)
Net cash used in financing activities	(25,654)	(55,208)
Effect of exchange rate changes on cash and cash equivalents	(3,368)	(6,573)
Net decrease in cash and cash equivalents	(9,226)	(39,069)
Cash and cash equivalents at beginning of period	110,361	153,823
Cash and cash equivalents at end of period	$101,135	$114,754
Supplemental schedule of non-cash investing and financing activities
Net liabilities excluding cash and cash equivalents of Fabrix Systems Ltd. sold	$—	$14,333

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Reconciliation of Non-GAAP Financial Measures for the Third Quarter Fiscal 2016 and 2015

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for the third quarters of fiscal 2016 and 2015, Adjusted EBITDA, non-GAAP net income and non-GAAP diluted earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income from operations, add depreciation and amortization, severance expense, and other operating losses, and subtracts the gain on the sale of interest in Fabrix Systems Ltd.

IDT’s measure of non-GAAP net income starts with net income in accordance with GAAP and adds depreciation and amortization, severance expense, stock-based compensation, and other operating losses, and subtracts the gain on the sale of interest in Fabrix Systems Ltd.

IDT’s measure of non-GAAP diluted EPS is calculated by dividing non-GAAP net income by the diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2016 and fiscal 2015 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

Severance expense is also excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating losses and gain on the sale of interest in Fabrix Systems Ltd., which are components of income from operations, are excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. From time-to-time, IDT will dispose of certain assets or incur costs related to legal matters. In addition, IDT may select and incubate promising early stage businesses outside of its core business for eventual sale or spin-off to its stockholders. However, such losses or gains do not occur each quarter nor are they part of IDT’s or the relevant segment’s core operating results.

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The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, (b) for non-GAAP net income, net income and, (c) for non-GAAP EPS, basic and diluted earnings per share.

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended April 30, 2016 (3Q16)
Adjusted EBITDA	$10.3	$11.5	$0.4	$1.3	$(2.8)
Subtract:
Depreciation and amortization	5.5	4.9	-	0.6	-
Severance expense	0.2	0.2	-	-	-
Gain on sale of interest in Fabrix Systems Ltd.	(1.1)	-	-	(1.1)	-
Income (loss) from operations	5.7	$6.3	$0.4	$1.8	$(2.8)
Interest income, net	0.2
Other income, net	0.1
Income before income taxes	6.0
Provision for income taxes	(1.3)
Net income	4.7
Net income attributable to noncontrolling interests	(0.5)
Net income attributable to IDT Corporation	$4.2

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended January 31, 2016 (2Q16)
Adjusted EBITDA	$11.7	$11.3	$0.3	$2.2	$(2.1)
Subtract:
Depreciation and amortization	5.0	4.7	-	0.3	-
Loss on disposal of property, plant and equipment	0.3	0.3	-	-	-
Income (loss) from operations	6.4	$6.3	$0.3	$1.9	$(2.1)
Interest income, net	0.5
Other expense, net	(0.2)
Income before income taxes	6.7
Provision for income taxes	(2.0)
Net income	4.7
Net income attributable to noncontrolling interests	(0.6)
Net income attributable to IDT Corporation	$4.1

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended April 30, 2015 (3Q15)
Adjusted EBITDA	$13.6	$15.3	$0.3	$0.9	$(2.9)
Subtract (Add):
Depreciation and amortization	4.6	4.1	-	0.5	-
Severance expense	6.2	5.6	-	-	0.6
Gain on sale of interest in Fabrix Systems Ltd.	(1.2)	-	-	(1.2)	-
Other operating losses	1.5	-	-	-	1.5
Income (loss) from operations	2.5	$5.6	$0.3	$1.6	$(5.0)
Other expense, net	(1.4)
Income before income taxes	1.1
Provision for income taxes	-
Net income	1.1
Net income attributable to noncontrolling interests	(0.5)
Net income attributable to IDT Corporation	$0.6

13

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Nine Months Ended April 30, 2016
Adjusted EBITDA	$35.0	$36.9	$1.0	$4.5	$(7.4)
Subtract:
Depreciation and amortization	15.5	14.0	-	1.5	-
Severance expense	0.2	0.2	-	-	-
Gain on sale of interest in Fabrix Systems Ltd.	(1.1)	-	-	(1.1)	-
Other operating losses	0.3	0.3	-	-	-
Income (loss) from operations	20.0	$22.3	$1.0	$4.1	$(7.4)
Interest income, net	0.9
Other expense, net	(0.7)
Income before income taxes	20.2
Provision for income taxes	(6.3)
Net income	13.9
Net income attributable to noncontrolling interests	(1.4)
Net income attributable to IDT Corporation	$12.5

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Nine Months Ended April 30, 2015
Adjusted EBITDA	$32.1	$37.4	$1.0	$2.3	$(8.6)
Subtract (Add):
Depreciation and amortization	13.5	11.8	-	1.6	-
Severance expense	8.1	7.5	-	-	0.6
Gain on sale of interest in Fabrix Systems Ltd.	(76.9)	-	-	(76.9)	-
Other operating losses	1.5	-	-	-	1.5
Income (loss) from operations	85.8	$18.1	$1.0	$77.5	$(10.8)
Interest expense, net	(0.2)
Other income, net	0.9
Income before income taxes	86.6
Provision for income taxes	(2.3)
Net income	84.2
Net income attributable to noncontrolling interests	(1.0)
Net income attributable to IDT Corporation	$83.2

14

IDT Corporation

Reconciliations of Net Income to Non-GAAP Net Income and Diluted EPS to Non-GAAP Diluted EPS

(unaudited)

in millions, except per share data

Figures may not foot due to rounding to millions.

	3Q16	2Q16	3Q15	Nine Months Ended April 30, 2016	Nine Months Ended April 30, 2015

Net income	$4.7	$4.7	$1.1	$13.9	$84.2
Adjustments (add) subtract:
Stock-based compensation	(0.7)	(0.9)	(1.0)	(2.3)	(4.0)
Depreciation and amortization	(5.5)	(5.0)	(4.6)	(15.5)	(13.5)
Gain on sale of interest in Fabrix Systems Ltd.	1.1	-	1.2	1.1	76.9
Severance expense	(0.2)	-	(6.2)	(0.2)	(8.1)
Other operating losses	-	(0.3)	(1.5)	(0.3)	(1.5)
Total adjustments	(5.3)	(6.2)	(12.1)	(17.3)	49.8
Income tax effect of total adjustments	1.4	1.9	3.1	5.5	6.4
	3.9	4.3	9.0	11.7	(56.2)
Non-GAAP net income	$8.6	$9.0	$10.1	$25.6	$28.0

Earnings per share:
Basic	$0.19	$0.18	$0.02	$0.55	$3.64
Total adjustments	0.19	0.21	0.42	0.57	(2.42)
Non-GAAP EPS - basic	$0.38	$0.39	$0.44	$1.12	$1.22

Weighted-average number of shares used in calculation of basic earnings per share	22.6	22.8	23.0	22.8	22.9

Diluted	$0.19	$0.18	$0.02	$0.55	$3.58
Total adjustments	0.19	0.21	0.41	0.57	(2.38)
Non-GAAP EPS - diluted	$0.38	$0.39	$0.43	$1.12	$1.20

Weighted-average number of shares used in calculation of diluted earnings per share	22.7	22.8	23.5	22.8	23.3

 15